Exhibit Relating to Item 77(c) (Matters Submitted to a
Vote of Security Holders)
of
Form N-SAR for The High Yield Plus Fund, Inc. (the "Fund") for the six-month period ended September 30, 2003

	The Annual Meeting of the Fund's stockholders was held on July 28, 2003. At such Meeting the stockholders elected two Class III Directors. Pursuant to Instruction 2 to this Sub-Item, further information as to this matter has not been included in this Exhibit.


DRAFT 11/26/02